Exhibit 99.1 www.comtechtel.com
68 South Service Road s Melville, New York 11747
Telephone (631) 962-7000 s Fax (631) 962-7001

Notice of Redemption
April 4, 2014

To the Holders of the 3% Convertible Senior Notes due 2029 issued by Comtech Telecommunications Corp.:

Comtech Telecommunications Corp. (the “Issuer”) by this written notice hereby exercises, pursuant to Section 3.01 of that certain Indenture (the “Indenture”), dated as of May 8, 2009, between the Issuer and The Bank of New York Mellon, its right to redeem all of its 3% Convertible Senior Notes due May 1, 2029 (the “Securities”). All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

1.    Redemption Date: May 5, 2014

2.    Redemption Price: $1,000 for each $1,000 principal amount of the Securities, plus any accrued and unpaid interest.

3.    Conversion Rate: Each $1,000 principal amount of the Securities is convertible into 31.3953 shares of the Issuer’s common stock, par value $0.10 per share (the “Common Stock”), subject to adjustment, during the period described below.

4. Paying Agent and Conversion Agent:	The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attention: Corporate Trust Administration

5.    The Securities called for redemption may be converted at your option at any time from the date of this Notice of Redemption until 5:00 p.m. (New York City time) on the Business Day immediately prior to the Redemption Date set forth above.

6.    The Securities not converted at your election prior to 5:00 p.m. (New York City time) on the Business Day immediately prior to the Redemption Date set forth above shall be redeemed on the Redemption Date.

7.    If you elect to convert your Securities, you must satisfy the requirements for conversion set forth in your Securities.

8.    Your Securities must be surrendered by you (by effecting book entry transfer of the Securities or delivering Certificated Securities, together with necessary endorsements, as the case may be) to The Bank of New York Mellon at 111 Sanders Creek Parkway, East Syracuse, NY 13057 Attention: Corporate Trust Administration, in order for you to collect the Redemption Price.

9.    Unless the Issuer defaults in making the payment of the Redemption Price owed to you, Interest, Additional Interest, if any, and Special Interest, if any, on your Securities called for redemption shall cease to accrue on and after the Redemption Date.

10.    CUSIP Numbers: 205826 AE0 and 205826 AF7

Very truly yours,
COMTECH TELECOMMUNICATIONS CORP.
By:	/s/ Michael D. Porcelain
	Name:	Michael D. Porcelain
	Title:	Senior Vice President and Chief Financial Officer